TheStreet.com, Inc. Announces Election of New Directors

NEW YORK, August 28, 2009 – TheStreet.com, Inc. (Nasdaq: TSCM; http://www.thestreet.com), a leading digital financial media company, today announced the addition of two new directors, Ronni Ballowe and Christopher “Woody” Marshall.

“We are delighted to announce these two strong additions to our Board,” said James Cramer, Chairman of the Board.  “Ronni is a highly experienced media executive and Woody is a prominent venture capitalist with over a decade of focus on the internet and business services industries.  Each will be able add valuable insights to our business and we are pleased to welcome them,” said Mr. Cramer.  Ms. Ballowe and Mr. Marshall were each elected effective August 25, 2009.

Ms. Ballowe (née Sonnenberg) spent 19 years at Ziff-Davis Inc., then a leading technology media company, serving in several senior executive positions, including Publisher of the flagship PC Magazine, Publisher of Computer Shopper and President of Ziff-Davis.  After leaving Ziff-Davis in 1998, Ms. Ballowe turned her attention to helping non-profit organizations in strategic planning, marketing, fund-raising and organizational dynamics.  More recently, Ms. Ballowe has been consulting to media and other companies in a variety of roles, including CEO coaching, strategic planning, marketing and sales training.

“TheStreet.com is one of very few digital media companies with a balanced business model.  Having both strong endemic advertising and loyal users willing to pay for premium services is a great base for future growth,” said Ms. Ballowe.  “I am excited to join the Company’s Board and help develop the strategy to lead to profitable, balanced growth.”  Ms. Ballowe has been elected as a Class III director, whose term will expire at the Company’s annual meeting of stockholders in 2011.

Mr. Marshall currently serves as a General Partner at Technology Crossover Ventures (“TCV”), a leading private equity and venture capital firm with $7.7 billion under management focused on information technology companies.  Prior to joining TCV in 2008, Mr. Marshall spent 12 years at Trident Capital, a leading venture capital and private equity firm focused on the software, business services and internet markets.  Earlier in his career, Mr. Marshall worked for Banque Paribas and the Chase Manhattan Bank.

“TCV is one of TheStreet.com’s largest and most committed shareholders,” said Mr. Marshall.  “We are pleased to be rejoining the Board to lend our support to the Company’s success.”  Mr. Marshall was elected by the holders of the Company’s Series B Preferred Stock, pursuant to their rights to designate a director.

The Company also announced that Dr. Jeffrey Sonnenfeld has resigned from the Board, effective August 24, 2009.  “We wish to thank Jeff for his service over the past 6 years as a member of board and various committees.  We’re glad to have had the opportunity to benefit from his advice and contributions,” said Mr. Cramer.

The Company announced that a result of these changes, the Company’s Board is comprised of a majority of independent directors, in satisfaction of Nasdaq listing requirements.

About TheStreet.com

TheStreet.com is a leading digital financial media company. The Company’s network includes the following properties: TheStreet.com, RealMoney.com, Stockpickr.com, BankingMyWay.com, MainStreet.com, Rate-Watch.com and Promotions.com. For more information and to get stock quotes and business news, visit http://www.thestreet.com.

CONTACT: TheStreet.com, Inc.
Rebecca Updegraph
Investor Relations
Phone: 212-321-5008
Email: IR@thestreet.com

Source: TheStreet.com, Inc.